Exhibit 99.1
SIGNET JEWELERS REPORTS THIRD QUARTER FISCAL 2022 RESULTS
AND RAISES GUIDANCE

Signet is staffed and stocked to meet holiday customer demand
Guidance reflects business momentum, personalized digital experiences, new merchandise and same day delivery

HAMILTON, Bermuda, December 2, 2021 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended October 30, 2021 (“third quarter Fiscal 2022”).

“Thank you to our team for their dedication, agility and excellent execution again this quarter. Consumers are reacting favorably to our refreshed merchandise assortment and the significant enhancements we’ve made to our Connected Commerce and fulfillment capabilities. Additionally, we're happy to welcome Diamonds Direct to our team and look forward to their contributions to our Inspiring Brilliance strategy,” said Signet Chief Executive Officer Virginia C. Drosos. "While uncertainties remain in the macro environment, our strategies are working as evidenced by strong conversion rates and higher average transaction value. We have built a healthy operating structure enabling transformative investments that are attracting new customers and driving loyalty. Our data driven customer insights and planning helped us secure earlier receipt of our holiday assortment and ensure no significant disruptions to our supply chain or labor needs.”
“As we look forward to the balance of the year, we are raising our Fiscal 2022 guidance to reflect enhanced Connected Commerce capabilities and business momentum which continued through Black Friday and Cyber Monday weekend,” said Joan Hilson, Chief Financial and Strategy Officer. “The operating margin improvement in our guidance represents the ongoing structural changes in our business model, which include fleet optimization, transformation of financial services and significant cost savings. Collectively, these structural changes have enabled investments in marketing, talent and new capabilities while delivering more to the bottom line. Nonetheless, we remain cautious in our outlook for the balance of the year given uncertainties with COVID and the new Omicron variant, as well as potential shifts in consumer spending patterns"

Third Quarter Fiscal 2022 Highlights:
•Total sales were $1.5 billion, an increase of more than $235 million to Q3 of FY21 and nearly $350 million to Q3 of FY20.
•Q3 same store sales (“SSS”) up 18.9% (1) to Q3 of FY21 and up 37.2% (1) to Q3 of FY20.
•eCommerce sales were $273.1 million, up 14.4% to Q3 of FY21 and up 96.1% to Q3 of FY20.
•Brick and mortar SSS up 20.3% to Q3 of FY21 and up 28.8% to Q3 of FY20.
•GAAP operating income of $106.9 million, up from $39.7 million in Q3 of FY21 and a loss of $39.9 million in Q3 of FY20.
•Non-GAAP operating income(2) of $105.2 million, up from $46.8 million in Q3 of FY21 and a loss of $29.3 million in Q3 of FY20.
•GAAP diluted earnings per share ("EPS") of $1.45, up from $0.02 in Q3 of FY21 and a loss per share of $0.84 in Q3 of FY20.
•Non-GAAP diluted EPS(2) of $1.43, up from $0.11 in Q3 of FY21 and a loss per share of $0.76 in Q3 of FY20.
•Cash flow from operating activities to date of $483.9 million, down approximately $123 million to FY21 and up $370 million to FY20; includes $81.3 million from the sale of credit card receivables.
(1) Same store sales include physical store sales and eCommerce sales.
(2) See non-GAAP reconciliation page.

	Fiscal 22 Q3	Fiscal 21 Q3	Fiscal 20 Q3
Sales ($ in millions)	$1,537.8	$1,300.3	$1,187.7
SSS % change (1)	18.9%	15.1%	2.1%
GAAP
Operating income (loss)	$106.9	$39.7	$(39.9)
Operating income (loss) as % of sales	7.0%	3.1%	(3.4)%
GAAP Diluted EPS	$1.45	$0.02	$(0.84)
Non-GAAP (2)
Non-GAAP operating income (loss)	$105.2	$46.8	$(29.3)
Non-GAAP operating income (loss) as % of sales	6.8%	3.6%	(2.5)%
Non-GAAP Diluted EPS	$1.43	$0.11	$(0.76)
(1) Same store sales include physical store sales and eCommerce sales.
(2) See non-GAAP reconciliation page.

Third Quarter Fiscal 2022 Results:

	Change from previous year
Third Quarter Fiscal 2022	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	19.8%	(2.1)%	17.7%	0.2%	17.9%	$1,394.2
International segment	8.8%	(1.5)%	7.3%	5.8%	13.1%	$120.9
Other segment (1)	—%	—%	112.1%	—%	112.1%	$22.7
Signet	18.9%	(1.3)%	17.6%	0.7%	18.3%	$1,537.8
(1) Includes sales from Signet’s diamond sourcing initiative.

By reportable segment:
North America
•North America SSS increased 19.8% versus last year (39.2% versus 2 years ago), with broad-based category strength. Average transaction value ("ATV") increased 15.2% and the number of transactions increased 3.5% compared to the third quarter last year.
•Brick and mortar SSS grew 21.5% versus last year (30.8% versus 2 years ago). eCommerce sales grew 14.9% versus last year (98.4% versus 2 years ago).
International
•International SSS increased 8.8% versus last year (17.9% versus 2 years ago). ATV decreased 4.0% and the number of transactions increased 12.8% compared to the third quarter of last year.
•Brick and mortar SSS grew 8.9% versus last year (10.4% versus 2 years ago). eCommerce sales grew 8.6% versus last year (72.0% versus 2 years ago).

GAAP gross margin was $575.6 million, or 37.4% of sales, up 380 bps versus the prior year quarter and up 630 bps versus the third quarter of FY20. The majority of gross margin rate improvement was driven by leveraging of fixed costs such as occupancy, further enhanced by merchandise and inventory strategies.

SG&A was $470.5 million, or 30.6% of sales, up 70 bps to the prior year quarter and leveraged 300 bps to the third quarter of FY20. The rate change compared to the prior year was primarily driven by higher advertising expense and store labor as staffing levels were constrained during the pandemic. Leverage compared to FY20 was primarily driven by improved labor productivity and more favorable agreements with Signet's consumer credit partners partially offset by increased advertising.
GAAP operating income was $106.9 million or 7.0% of sales, compared to $39.7 million, or 3.1% of sales in the prior year third quarter and operating loss of $39.9 million, or (3.4)% of sales in Q3 of FY20.
Non-GAAP operating income was $105.2 million, or 6.8% of sales, compared to $46.8 million, or 3.6% of sales in prior year third quarter and non-GAAP operating loss of $29.3 million, or (2.5)% of sales in Q3 of FY20.

	Third quarter Fiscal 2022		Third quarter Fiscal 2021
GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$123.8	8.9%	$52.9	4.5%
International segment	0.2	0.2%	1.6	1.5%
Other segment	(0.4)	nm	1.3	nm
Corporate and unallocated expenses	(16.7)	nm	(16.1)	nm
Total GAAP operating income (loss)	$106.9	7.0%	$39.7	3.1%

	Third quarter Fiscal 2022		Third quarter Fiscal 2021
Non-GAAP Operating income (loss) in millions (1)	$	% of sales	$	% of sales
North America segment	$123.8	8.9%	$57.3	4.8%
International segment	0.2	0.2%	4.6	4.3%
Other segment	(0.4)	nm	1.1	nm
Corporate and unallocated expenses	(18.4)	nm	(16.2)	nm
Total Non-GAAP operating income (loss)	$105.2	6.8%	$46.8	3.6%
(1) See non-GAAP reconciliation page.
nm Not meaningful

The current quarter GAAP income tax expense was $9.1 million compared to an income tax expense of $21.3 million in the prior year third quarter.
GAAP Diluted EPS was $1.45 and $1.43 on a non-GAAP basis. GAAP and non-GAAP diluted EPS in the quarter includes the dilutive impact of the preferred shares in the share count based on the level of net income this quarter.

Balance Sheet and Statement of Cash Flows Highlights:
Total liquidity was $2.7 billion at quarter end, consisting of cash of $1.5 billion and availability on the revolving credit facility of $1.2 billion. Ending inventory was $2.1 billion, a reduction of more than $25 million to Q3 of FY21. Long term debt was $147.0 million, compared to $1.0 billion at the end of the prior year third quarter. Additionally, the Company has preferred share obligations of $651.7 million, compared to $633.9 million at the end of the prior year third quarter. Subsequent to the third quarter, the Company used approximately $515 million of cash to finalize the acquisition of Diamonds Direct.

Return of Capital:
Fiscal 2022 year to date, Signet has repurchased approximately 467,000 shares at an average cost per share of $88.04 or $41.1 million. As of October 30, 2021, there was $183.9 million remaining under Signet’s share repurchase authorization.

Fiscal 2022 Guidance:

	Fourth Quarter	Fiscal 2022	Previous Fiscal 2022
Total revenue (in billions)	$2.40 to $2.48	$7.41 to $7.49	$7.04 to $7.19
Same store sales (1)	6% to 9%	41% to 43%	35% to 38%
Non-GAAP operating income (2) (in millions)	$280 to $317	$777 to $814	$680 to $735
(1) Same store sales include physical stores and eCommerce sales
(2) See description of non-GAAP measures below
Forecasted non-GAAP operating income provided above excludes potential non-recurring charges. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income to corresponding GAAP operating income.

The Company's fourth quarter and Fiscal 2022 Outlook is based on the following assumptions:
1.While timing and magnitude is difficult to predict, Signet expects some shift of consumer discretionary spending away from the jewelry category toward experience-oriented categories during the fourth quarter.
2.The Company has increased its gross cost savings expectations for Fiscal 2022 to $100 million to $115 million from $85 million to $105 million. Cost savings are expected to benefit both SG&A and gross margin.
3.Signet has planned Fiscal 2022 capital expenditures in the range of $190 million to $200 million.
4.The Company now expects to close approximately 75 stores in Fiscal 2022 and open approximately 85, primarily in highly efficient Banter by Piercing Pagoda formats.
5.Signet's efforts to mitigate supply chain and retail labor pool disruption amongst the pandemic impacts have been effective thus far. Guidance assumes no material disruptions for the remainder of Fiscal 2022.
6.Signet continues to put the health and safety of its employees and customers first and will close stores in the event that either is at risk; however, guidance does not contemplate large scale store closures resulting from COVID-19 variants, including uncertainty surrounding the effects of the most recent variant, Omicron.
7.Continued uncertainty regarding macroeconomic factors exists, including but not limited to the magnitude and duration of COVID-19 resurgence through the variants, including Omicron, in key trade areas, government mandates, extended duration of heightened unemployment, organized retail crime, pricing and inflationary environment changes (including, but not limited to, materials, labor, fulfillment and advertising costs). Further, there can be no assurance that current results and trends will continue for the remainder of the fiscal year and such results and trends are not indicative of future performance. Please see disclosures within the Safe Harbor Statement for other risk factors.
8.Recently acquired Diamonds Direct is now included in the fourth quarter and full year Fiscal 2022 guidance, from the date of acquisition on November 17, 2021.

Our Purpose and Sustainable Growth:
As a company with a purpose-inspired business strategy, Signet is committed to ongoing leadership in Corporate Citizenship & Sustainability and views ESG initiatives as an important growth driver. Signet views compensation, benefits, and career development opportunities as essential elements to a positive employee experience and team member retention. The Company was recently named a Great Place to Work® for the second year in a row based on its strong employee Trust Index™ survey results. Signet fully implemented its enterprise-wide wage increase to a minimum of $15/hour for all team members during the third quarter of Fiscal 2022. Additionally, Signet announced holiday bonuses to our team members and will continue to invest in our greatest asset, our team members.

Conference Call:
A conference call is scheduled for December 2, 2021 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free Dial-in: +1-844-750-4866
International Dial-in: +1-412-317-5109
Conference call participants may also pre-register at:

https://dpregister.com/sreg/10161505/ef290ce41e

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

Holiday Sales Press Release Timing:
Signet Jewelers intends to announce its holiday sales results via a press release before market open on Thursday,
January 20, 2022.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet is a Great Place to Work –Certified™ company and has been named to the Bloomberg Gender-Equality Index for three consecutive years. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H. Samuel, Ernest Jones, Peoples, Piercing Pagoda, JamesAllen.com, Diamonds Direct and the jewelry subscription service, Rocksbox. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.banter.com, www.pagoda.com, www.rocksbox.com, www.jamesallen.com and www.diamondsdirect.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet's results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: the negative impacts that the COVID-19 pandemic has had, and could have in the future, on Signet's business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity, duration and potential resurgence of the pandemic (including through variants), including whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, our ability to attract and retain labor especially if Federal COVID-19 vaccine mandates are implemented, consumer behaviors such as willingness to congregate in shopping centers and shifts in spending away from the jewelry category and the impact on demand of our products, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions, including impacts of inflation or other pricing environment factors on the Company's costs; financial market risks; our ability to optimize Signet's transformation strategies; a decline in consumer spending or deterioration in consumer financial position, whether due to inflation or other factors; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the relevant non-prime outsourcing agreement requiring transition to alternative arrangements through other providers or alternative payment options and our ability to successfully establish future arrangements for the forward-flow receivables; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes, global economic conditions or other developments related to the United Kingdom's exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet's business; the merchandising, pricing and inventory policies followed by Signet and failure to manage inventory levels; Signet's relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize Signet's multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of Signet's OmniChannel retailing and ability to increase digital sales, as well as management of its digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet's real estate footprint; the ability to satisfy the accounting requirements for "hedge accounting," or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly in regions experiencing low unemployment rates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to Signet's information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and jurisdictions in which Signet's subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; difficulty or delay in executing or integrating an acquisition, including Diamonds Direct, or executing other major business or strategic initiatives; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; or the impact of weather-related incidents, natural disasters, strikes, protests, riots or terrorism, acts of war or another public health crisis or disease outbreak, epidemic or pandemic on Signet's business.
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2021 Annual Report on Form 10-K filed with the SEC on March 19, 2021 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
Vinnie Sinisi
SVP Investor Relations & Treasury
+1-330-665-6530
vincent.sinisi@signetjewelers.com

Media:
Colleen Rooney
Chief Communications & ESG Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

David Bouffard
VP Corporate Affairs
+1-330-668-5369
david.bouffard@signetjewelers.com

GAAP to Non-GAAP Reconciliations
The following information provides reconciliations of the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the Company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the Company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash provided by operating activities, less purchases of property, plant, and equipment. Management considers adjusted free cash flow, defined as free cash flow excluding proceeds from the sale of the non-prime in-house finance receivables, as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Adjusted free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary purposes.

	39 weeks ended
(in millions)	October 30, 2021	October 31, 2020	November 2, 2019
Net cash provided by operating activities	$483.9	$606.7	$113.5
Purchase of property, plant and equipment	(50.5)	(41.1)	(95.3)
Free cash flow	433.4	565.6	18.2
Proceeds from sale of in-house finance receivables	(81.3)	—	—
Adjusted free cash flow	$352.1	$565.6	$18.2

	13 weeks ended			39 weeks ended
(in millions)	October 30, 2021	October 31, 2020	November 2, 2019	October 30, 2021	October 31, 2020
Gross margin	$575.6	$434.5	$367.7	$1,971.6	$863.0
Restructuring charges - cost of sales	—	2.0	1.4	—	1.4
Non-GAAP Gross Margin	$575.6	$436.5	$369.1	$1,971.6	$864.4

	13 weeks ended			39 weeks ended
(in millions)	October 30, 2021	October 31, 2020	November 2, 2019	October 30, 2021	October 31, 2020
Total GAAP operating income (loss)	$106.9	$39.7	$(39.9)	$501.0	$(349.6)
Charges related to transformation plan	(1.7)	5.6	10.6	(3.3)	46.6
Asset impairments, net (1)	—	1.5	—	(0.3)	158.1
Rocksbox acquisition-related costs	—	—	—	1.1	—
Gain on sale of in-house finance receivables	—	—	—	(1.4)	—
Shareholder settlement	—	—	—	—	7.5
Total non-GAAP operating income (loss)	$105.2	$46.8	$(29.3)	$497.1	$(137.4)

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

	13 weeks ended			39 weeks ended
(in millions)	October 30, 2021	October 31, 2020	November 2, 2019	October 30, 2021	October 31, 2020
North America segment GAAP operating income (loss)	$123.8	$52.9	$(10.7)	$573.1	$(238.3)
Charges related to transformation plan	—	2.9	6.9	(1.0)	38.9
Asset impairments, net (1)	—	1.5	—	(0.3)	136.9
Gain on sale of in-house finance receivables	—	—	—	(1.4)	—
Rocksbox acquisition-related costs	—	—	—	1.1	—
North America segment non-GAAP operating income (loss)	$123.8	$57.3	$(3.8)	$571.5	$(62.5)

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

	13 weeks ended			39 weeks ended
(in millions)	October 30, 2021	October 31, 2020	November 2, 2019	October 30, 2021	October 31, 2020
International segment GAAP operating income (loss)	$0.2	$1.6	$(5.9)	$(4.0)	$(52.6)
Charges related to transformation plan	—	3.0	0.8	—	7.6
Asset impairments, net (1)	—	—	—	—	21.2
International segment non-GAAP operating income (loss)	$0.2	$4.6	$(5.1)	$(4.0)	$(23.8)

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

	13 weeks ended			39 weeks ended
(in millions)	October 30, 2021	October 31, 2020	November 2, 2019	October 30, 2021	October 31, 2020
Other segment GAAP operating income (loss)	$(0.4)	$1.3	$(1.5)	$(1.4)	$0.8
Charges related to transformation plan	—	(0.2)	—	—	(0.2)
Other segment non-GAAP operating income (loss)	$(0.4)	$1.1	$(1.5)	$(1.4)	$0.6

	13 weeks ended			39 weeks ended
(in millions)	October 30, 2021	October 31, 2020	November 2, 2019	October 30, 2021	October 31, 2020
Corporate and unallocated expenses GAAP operating income (loss)	$(16.7)	$(16.1)	$(21.8)	$(66.7)	$(59.5)
Charges related to transformation plan	(1.7)	(0.1)	2.9	(2.3)	0.3
Shareholder settlement	—	—	—	—	7.5
Corporate and unallocated expenses non-GAAP operating income (loss)	$(18.4)	$(16.2)	$(18.9)	$(69.0)	$(51.7)

	13 weeks ended
	October 30, 2021	October 31, 2020	November 2, 2019
GAAP effective tax rate	8.9%	69.6%	14.5%
Charges related to transformation plan	(0.2)%	(6.5)%	(4.5)%
Asset impairments, net	—%	(1.2)%	—%
Gain on early extinguishment of debt	—%	—%	7.0%
Non-GAAP effective tax rate	8.7%	61.9%	17.0%

	13 weeks ended			39 weeks ended
	October 30, 2021	October 31, 2020	November 2, 2019	October 30, 2021	October 31, 2020
GAAP Diluted EPS	$1.45	$0.02	$(0.84)	$7.27	$(5.67)
Charges related to transformation plan	(0.03)	0.11	0.20	(0.05)	0.90
Asset impairments, net	—	0.03	—	—	3.05
Gain on early extinguishment of debt	—	—	(0.13)	—	—
Rocksbox acquisition-related costs	—	—	—	0.02	—
Shareholder settlement	—	—	—	—	0.14
Gain on sale of in-house finance receivables	—	—	—	(0.02)	—
Tax impact of items above	0.01	(0.05)	0.01	—	(1.03)
Non-GAAP Diluted EPS	$1.43	$0.11	$(0.76)	$7.22	$(2.61)

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended		39 weeks ended
(in millions, except per share amounts)	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Sales	$1,537.8	$1,300.3	$5,014.7	$3,040.4
Cost of sales	(962.2)	(863.8)	(3,043.1)	(2,176.0)
Restructuring charges - cost of sales	—	(2.0)	—	(1.4)
Gross margin	575.6	434.5	1,971.6	863.0
Selling, general and administrative expenses	(470.5)	(389.3)	(1,485.1)	(1,013.6)
Restructuring charges	1.7	(3.6)	3.3	(45.2)
Asset impairments, net	(0.7)	(1.5)	(2.0)	(158.1)
Other operating income, net	0.8	(0.4)	13.2	4.3
Operating income (loss)	106.9	39.7	501.0	(349.6)
Interest expense, net	(4.1)	(9.1)	(12.4)	(25.6)
Other non-operating expense, net	(1.1)	—	(0.9)	0.3
Income (loss) before income taxes	101.7	30.6	487.7	(374.9)
Income tax	(9.1)	(21.3)	(32.1)	105.4
Net income (loss)	$92.6	$9.3	$455.6	$(269.5)
Dividends on redeemable convertible preferred shares	(8.7)	(8.4)	(25.9)	(24.9)
Net income (loss) attributable to common shareholders	$83.9	$0.9	$429.7	$(294.4)

Earnings (loss) per common share:
Basic	$1.59	$0.02	$8.17	$(5.67)
Diluted	$1.45	$0.02	$7.27	$(5.67)
Weighted average common shares outstanding:
Basic	52.9	52.1	52.6	51.9
Diluted	63.7	53.4	62.7	51.9

Dividends declared per common share	$0.18	$—	$0.36	$—

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	October 30, 2021	January 30, 2021	October 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,516.9	$1,172.5	$1,332.6
Accounts receivable, net	19.3	88.7	58.3
Other current assets	194.9	236.6	228.6
Income taxes	115.4	51.7	111.1
Inventories	2,148.3	2,032.5	2,174.0
Total current assets	3,994.8	3,582.0	3,904.6
Non-current assets:
Property, plant and equipment, net of accumulated depreciation and amortization of $1,275.1, $1,198.1 and $1,167.7, respectively	513.2	605.5	612.6
Operating lease right-of-use assets	1,195.3	1,362.2	1,395.4
Goodwill	245.0	238.0	238.0
Intangible assets, net	189.2	179.0	178.8
Other assets	215.0	195.8	189.5
Deferred tax assets	35.0	16.4	13.6
Total assets	$6,387.5	$6,178.9	$6,532.5
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$0.3	$—	$3.6
Accounts payable	868.2	812.6	558.4
Accrued expenses and other current liabilities	469.2	494.1	500.0
Deferred revenue	307.0	288.7	258.5
Operating lease liabilities	304.4	377.3	379.0
Income taxes	22.7	26.0	32.0
Total current liabilities	1,971.8	1,998.7	1,731.5
Non-current liabilities:
Long-term debt	147.0	146.7	1,036.2
Operating lease liabilities	994.0	1,147.3	1,190.3
Other liabilities	129.1	111.1	97.3
Deferred revenue	813.2	783.3	764.3
Deferred tax liabilities	146.1	159.2	163.1
Total liabilities	4,201.2	4,346.3	4,982.7
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (January 30, 2021 and October 31, 2020: 0.625 shares outstanding)	651.7	642.3	633.9
Shareholders’ equity:
Common shares of $.18 par value: authorized 500 shares, 52.6 shares outstanding (January 30, 2021 and October 31, 2020: 52.3 outstanding)	12.6	12.6	12.6
Additional paid-in capital	271.8	258.8	254.1
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 17.4 shares (January 30, 2021 and October 31, 2020: 17.7 shares)	(986.3)	(980.2)	(980.4)
Retained earnings	2,580.7	2,189.2	1,943.6
Accumulated other comprehensive loss	(344.6)	(290.5)	(314.4)
Total shareholders’ equity	1,534.6	1,190.3	915.9
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,387.5	$6,178.9	$6,532.5

Condensed Consolidated Statements of Cash Flows (Unaudited)

	39 weeks ended
(in millions)	October 30, 2021	October 31, 2020
Cash flows from operating activities
Net income (loss)	$455.6	$(269.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	122.9	130.3
Amortization of unfavorable contracts	(2.9)	(4.1)
Share-based compensation	36.4	9.6
Deferred taxation	(20.1)	149.1
Asset impairments, net	2.0	158.1
Restructuring charges	—	13.2
Other non-cash movements	2.0	1.7
Changes in operating assets and liabilities, net of acquisition:
Decrease (increase) in accounts receivable	13.0	(19.9)
Proceeds from sale of in-house finance receivables	81.3	—
(Increase) decrease in other assets and other receivables	(12.9)	188.2
(Increase) decrease in inventories	(112.1)	151.1
Increase in accounts payable	36.8	325.2
Decrease in accrued expenses and other liabilities	(25.6)	(192.5)
Changes in operating lease assets and liabilities	(59.9)	43.9
Increase in deferred revenue	47.1	25.2
Change in income tax receivable and payable	(67.3)	(99.7)
Pension plan contributions	(12.4)	(3.2)
Net cash provided by operating activities	483.9	606.7
Investing activities
Purchase of property, plant and equipment	(50.5)	(41.1)
Purchase of available-for-sale securities	(1.0)	—
Proceeds from sale of available-for-sale securities	3.1	3.4
Acquisition of Rocksbox Inc., net of cash acquired	(14.6)	—
Net cash used in investing activities	(63.0)	(37.7)
Financing activities
Dividends paid on common shares	(9.5)	(19.3)
Dividends paid on redeemable convertible preferred shares	(16.4)	(7.8)
Repurchase of common shares	(41.1)	—
Proceeds from revolving credit facilities	—	900.0
Repayments of revolving credit facilities	—	(380.0)
Payment of debt issuance costs	(3.9)	—
Increase (decrease) of bank overdrafts	0.3	(84.2)
Other financing activities	(7.5)	(13.6)
Net cash (used in) provided by financing activities	(78.1)	395.1
Cash and cash equivalents at beginning of period	1,172.5	374.5
Increase in cash and cash equivalents	342.8	964.1
Effect of exchange rate changes on cash and cash equivalents	1.6	(6.0)
Cash and cash equivalents at end of period	$1,516.9	$1,332.6

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On October 30, 2021, Signet had 2,851 stores totaling 4.2 million square feet of selling space. In the third quarter, store count increased by 14 stores and square feet of selling space remained flat. Compared to year-end Fiscal 2021, store count increased by 18 stores and square feet of selling space decreased 0.4%.

Store count by segment	January 30, 2021	Openings	Closures	October 30, 2021
North America segment	2,481	47	(26)	2,502
International segment	352	—	(3)	349
Signet	2,833	47	(29)	2,851